                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                PS  GROUP INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

- -------------------------------------------------------------------------------
                                                      RULE 424(b)(3) SUPPLEMENT

[LOGO OF PS GROUP INC.]
                                                                     Suite 1050
                                                    4370 La Jolla Village Drive
                                                             San Diego CA 92122
                                                                 (619) 642-2999
                                                                   May 14, 1996

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
     "FOR" ITEMS 1 AND 2, AND "AGAINST" ITEM 3, ON OUR WHITE PROXY CARD FOR THE 1996 ANNUAL MEETING

Dear Stockholder:

  As you know, the 1996 Annual Meeting is only a few days away. At the Meeting, stockholders will be asked to vote on some very important matters. The purpose of this letter is to emphasize how important these matters are, to summarize the unanimous position of your Board of Directors on them and to urge you to support our position by sending us your WHITE proxy card.

  In our view, the most important matter that will come before the Annual Meeting is our proposed holding company reorganization (Item 2 on our WHITE proxy card). As indicated below, we believe a vote "for" the reorganization is the best way to protect PS Group's substantial tax benefits against an "ownership change" that could potentially cost you $4.63 in book value per share.* WHATEVER YOUR VIEWS ON ANY OTHER ISSUE, WE UNANIMOUSLY URGE YOU TO ACT IN YOUR OWN ECONOMIC SELF-INTEREST AND VOTE FOR THE REORGANIZATION.

  In addition, you are being asked to make an important decision about the composition of your Board of Directors (Item 1 on our WHITE proxy card). Don Killian and I are running for re-election. However, Mr. Joseph S. Pirinea, a nominee who is not supported by your Board, is also a candidate. Your Board
               ---
believes that Mr. Pirinea has not demonstrated his qualifications to serve as a director of PS Group. We also believe that it is very important, at a time when PS Group has just returned to profitability from continuing operations, for the company and its shareholders to have the benefit of continuity on the Board. ACCORDINGLY, WE UNANIMOUSLY URGE YOU TO VOTE FOR THE TWO PS GROUP NOMINEES FOR ELECTION TO THE BOARD.

  Finally, you are being asked to vote on Mr. Pirinea's stockholder resolution (Item 3 on our WHITE proxy card). Your Board opposes this resolution because it calls for PS Group to spend money unnecessarily on hiring an investment banker to consider courses of action which we have considered and rejected as not currently viable. ACCORDINGLY, WE UNANIMOUSLY URGE YOU TO VOTE AGAINST THE STOCKHOLDER PROPOSAL.

  Enclosed for your information is our quarterly report for the first quarter of 1996. Also enclosed is another supplement to our Prospectus/Proxy Statement dated April 17, 1996. We urge you to give the enclosed Supplement, as well as our prior mailings relating to the 1996 Annual Meeting, your careful attention.

- -------
* See Note on page 4.

          YOUR BOARD IS COMMITTED TO THE FOLLOWING GUIDING PRINCIPLES

  As noted in the enclosed Supplement, ESL Partners has written us another letter reiterating its view that PS Group should try to sell certain of its assets and distribute its cash to stockholders. ESL continues to link its view on this point to its vote on our pending holding company reorganization. Our position on this, as set forth in our Prospectus/Proxy Statement as well as our 1995 Annual Report, is consistent with our overriding objective of maximizing long-term value for all shareholders and reflects the substantial consideration we have given, and will continue to give, to the best ways of achieving that objective. Among our guiding principles are the following:

  . Preserving PS Group's substantial tax benefits is essential to building stockholder value. If the company undergoes an "ownership change" under federal income tax law, then on the basis of current corporate income tax rates we will lose potential future tax benefits with a current book value on our financial statements of approximately $28 million. This would result in an IMMEDIATE reduction by that amount in net income and stockholders' equity on our financial statements (subject to potential reduction from "recognized built-in gains" recorded over a 5-year period; see "Preservation of Tax Benefits" on pages 24-25 of the April 17 Prospectus/Proxy Statement.) SO ON THAT BASIS, IF WE HAVE SUFFICIENT OTHERWISE-TAXABLE INCOME IN FUTURE YEARS, AN "OWNERSHIP CHANGE" COULD POTENTIALLY REDUCE THE BOOK VALUE OF EACH SHARE YOU OWN BY $4.63*.

    YOUR BOARD IS CONVINCED THAT THE PENDING HOLDING COMPANY REORGANIZATION IS THE BEST WAY TO PRESERVE PS GROUP'S SUBSTANTIAL TAX BENEFITS FOR ALL SHAREHOLDERS. THE COMPELLING ECONOMIC REASONS FOR THE REORGANIZATION SHOULD NOT BE LINKED TO ANY OTHER ISSUE. WE URGE YOU TO VOTE FOR THE
           ---                                                   ---
    REORGANIZATION.

  . We are not going to make imprudent cash distributions at a time when the overall financial health of USAir (our principal source of revenue) remains uncertain. We are committed to a continuing examination of the possibility that our cash position could prudently be reduced to accommodate additional cash distributions in the future beyond the $1.50 per share special distribution we made last December. HOWEVER, WE INTEND TO RETAIN A SUBSTANTIAL CASH RESERVE UNTIL IT IS CLEAR TO US THAT A FURTHER DISTRIBUTION CAN SAFELY BE MADE WITHOUT PUTTING YOUR COMPANY'S FINANCIAL HEALTH AT PERIL.

  . We are not going to sell PS Group's assets at prices below their fair value merely to generate cash in the short term. WE ARE GOING TO CONTINUE TO WORK TO MAXIMIZE THE LONG-TERM VALUE OF THE ASSETS OF YOUR COMPANY.

     In that regard, we have been exploring the aircraft market to determine the feasibility of selling some of our aircraft and have sought advice from a specialized investment banker. As we have previously advised you, the analysis to date suggests that a transaction is unlikely under current market conditions but we will continue to monitor the market and to consider other alternatives to reduce PS Group's exposure to USAir's financial condition.

     Moreover, we are taking seriously ESL's recent statement of interest in investigating an acquisition of the aircraft we lease to USAir. We are discussing with ESL our offer to provide relevant non-public information under a confidentiality agreement that is currently under negotiation and the Board will consider carefully any proposal ESL may make, although there is no assurance that ESL will make a proposal that we view as being viable and in your best interests.
- -------
* See note on page 4.

  . We are not going to abandon our PS Trading fuel sales and distribution subsidiary nor our Statex oil and gas production and development subsidiary at a stage in their growth when we are just beginning to see the benefits of our additional investment. WE ARE GOING TO REMAIN DISCIPLINED IN OUR FUTURE INVESTMENT IN THEM AND CONTINUE TO MONITOR THEIR PROGRESS CLOSELY.

  . We are not going to make decisions about the management of your company based upon speculation as to the possible impact of a particular course of action on the company's stock price. OUR JOB IS TO MANAGE PS GROUP PRUDENTLY TO MAXIMIZE ITS LONG-TERM VALUE, NOT TO GENERATE QUICK RETURNS REGARDLESS OF THE FUNDAMENTALS OF THE BUSINESS.

     Moreover, we see no basis for accepting ESL's contention that an immediate increase in PS Group's share price will remove the risk of loss to our substantial tax benefits from a "change in ownership" because there will be no new 5% owners of PS Group's shares. We also do not agree with ESL that the payment of its suggested dividend of almost $15.2 million ($2.50 per share) will necessarily have a lasting impact on PS Group's share price. On the contrary, the market impact of the December 1995 special distribution contradicts ESL's assertion that this is the way to increase PS Group's share price.

  You should be aware that ESL, our second-largest shareholder, contends that we are overly concerned about USAir's financial condition. But you should also know that our largest shareholder, Berkshire Hathaway, publicly disclosed on May 8, 1996 that it was seeking to sell back to USAir its substantial investment in USAir's convertible preferred stock (dividends on which have not been paid for about two years) and that if USAir does not repurchase its shares Berkshire Hathaway may sell them to others. According to the May 9, 1996 edition of The Wall Street Journal, "Warren Buffett is finally pulling the plug on Berkshire Hathaway Inc.'s investment in USAir Group Inc. more than a year after labeling it a "mistake'." UNLIKE ESL, WE SEE NO REASON TO BE MORE OPTIMISTIC ABOUT USAIR'S SITUATION THAN BERKSHIRE HATHAWAY. (As I have advised you in my previous letter, Berkshire Hathaway has informed us that it intends to vote its PS Group shares in favor of management at the 1996 Annual Meeting.)

  THIS IS NOT THE TIME TO GAMBLE WITH YOUR INVESTMENT IN PS GROUP IN ORDER TO
          ---
GENERATE SHORT-TERM RETURNS AT THE EXPENSE OF LONG-TERM VIABILITY. HAVING JUST RETURNED TO PROFITABILITY FROM CONTINUING OPERATIONS AFTER SEVERAL DIFFICULT YEARS, WE MUST CONTINUE TO WORK HARD TO ACHIEVE A FINANCIALLY SOUND LONG-TERM FUTURE FOR YOUR COMPANY.

           YOUR BOARD RECOMMENDS THAT YOU RE-ELECT OUR TWO NOMINEES

  Since I first advised you of the nomination of Mr. Joseph Pirinea by Mr. Peter Pirinea, the nominee has indicated that he may solicit proxies from other shareholders in favor of his nomination and his stockholder proposal. In addition, ESL has indicated its current plan to vote for Mr. Pirinea's election and against the proposed holding company reorganization.

                          WE URGE YOU NOT TO SIGN ANY
                      PROXY CARD MR. PIRINEA MAY SEND YOU

  Mr. Pirinea, in his nomination notice to PS Group, described himself as a certified public accountant with a firm in Hempstead, New York. He has offered no evidence that he has any meaningful experience in any of PS Group businesses, particularly our principal business of aircraft leasing. Furthermore, he has put forward no indication of experience as a director of a publicly-held company. YOUR BOARD BELIEVES HE LACKS THE QUALIFICATIONS NECESSARY TO ASSUME SUCH AN IMPORTANT ROLE IN THE

FUTURE OF YOUR COMPANY. YOUR BOARD IS ALSO CONVINCED THAT HIS PROPOSAL TO PAY SUBSTANTIAL FEES TO AN INVESTMENT BANKER TO STUDY ALTERNATIVES, WHICH WE HAVE ALREADY CAREFULLY EVALUATED AND REJECTED AS IMPRACTICABLE AND UNSOUND, IS CONTRARY TO YOUR BEST INTERESTS.

  In contrast to Mr. Pirinea , the Board's nominees have significant experience as directors of PS Group. Mr. Killian has been a director of PS Group since 1993 and is also a member of the board of the Daily Journal Corporation, a public company. I have been a director of PS Group since 1984, Chairman of the Board since 1991 and Chief Executive Officer since 1994. I was Chairman of the Board and Chief Executive Officer of the Pacific Stock Exchange for six years and I serve on the boards of three public companies, City National Corp., Lee Enterprises, Incorporated and The Vons Companies, Inc. Both of us have not only been deeply immersed in PS Group's complex situation for several years but fully understand the fiduciary duties owed to all shareholders by directors of a New York Stock Exchange-listed public
- ---
company.

  If you receive proxy material from Mr. Pirinea, please do NOT sign his proxy card--EVEN AS A PROTEST VOTE AGAINST MR. PIRINEA BY VOTING AGAINST HIS ELECTION. By doing so, you will prevent your vote in favor of the PS Group directors from being counted and will only serve to revoke any proxy you may have already given in favor of management's nominees.

  If Mr. Pirinea does actually commence his threatened proxy contest and your shares are held by a brokerage firm, your shares will not be represented at the meeting unless you sign and vote the enclosed duplicate WHITE proxy card or one previously furnished to you. This contrasts with our usual annual shareholder meetings where your broker can vote on your behalf on routine matters. Therefore, to be sure your vote is counted please take a moment to sign, date and mail the enclosed WHITE proxy card in the postage paid envelope provided.

                                     # # #

  If you have any questions or need assistance with voting shares held by your brokerage firm, please call our proxy solicitors MacKenzie Partners, Inc. at
(800) 322-2885, Toll Free, or at (212) 929-5500 (collect).

  YOUR VOTE IS IMPORTANT IRRESPECTIVE OF THE NUMBER OF SHARES YOU OWN AND WHETHER OR NOT YOU PLAN TO ATTEND THE 1996 ANNUAL MEETING IN PERSON.

  We appreciate your support and thank you for your continuing interest in PS Group.


                               Sincerely,

                               /s/ CHARLES E. RICKERSHAUSER, JR.

                               Charles E. Rickershauser, Jr.
                               Chairman of the Board and Chief Executive
                                Officer



NOTE: CERTAIN STATEMENTS CONTAINED IN THIS LETTER MAY BE CONSIDERED FORWARD-
- ----
LOOKING. FOR INFORMATION WITH RESPECT TO RISKS AND UNCERTAINTIES INVOLVED IN SUCH STATEMENTS AND THE POTENTIAL FACTORS WHICH COULD MATERIALLY AFFECT THEM, REFERENCE IS MADE TO THE FINAL PARAGRAPH ON PAGE 1 OF THE PROSPECTUS/PROXY STATEMENT DATED APRIL 17, 1996 REFERRED TO ELSEWHERE IN THIS LETTER.

                                              PROSPECTUS SUPPLEMENT PURSUANT TO
                                                       RULE 424(b)(3) UNDER THE
                                                         SECURITIES ACT OF 1933
                                                  SUPPLEMENTING AMENDMENT NO. 2
                                                        DATED APRIL 17, 1996 TO
                                           REGISTRATION STATEMENT NO. 333-00821
                                          ORIGINALLY FILED ON FEBRUARY 9, 1996,
                                                     AS PREVIOUSLY SUPPLEMENTED

                         SUPPLEMENT DATED MAY 14, 1996
                                      TO
                     PROSPECTUS OF PS GROUP HOLDINGS, INC.
                                    AND TO
                       PROXY STATEMENT OF PS GROUP, INC.

GENERAL

  This Supplement supplements the Prospectus/Proxy Statement dated April 17, 1996, as previously supplemented by the Supplement dated May 1, 1996 (the "Prospectus/Proxy Statement"), furnished by the Company in connection with the solicitation of proxies by the Company Board in connection with the Annual Meeting.

  Capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Prospectus/Proxy Statement. Cross-references in this Supplement are to the cited sections of the Prospectus/Proxy Statement.

  This Supplement is intended to be read in conjunction with the Prospectus/Proxy Statement. All information contained in the Prospectus/Proxy Statement is hereby incorporated by reference into this Supplement.

CERTAIN ADDITIONAL INFORMATION

  1. The Proponent has indicated to the Company that he may solicit proxies in favor of his nomination for election to the Company Board (see "ELECTION OF DIRECTORS") and in favor of the Stockholder Proposal (see "STOCKHOLDER PROPOSAL"). NEITHER THE COMPANY NOR HOLDINGS ASSUMES ANY RESPONSIBILITY FOR PROVIDING ANY INFORMATION WITH RESPECT TO THE PROPONENT, HIS NOMINATION, THE STOCKHOLDER PROPOSAL OR ACTIONS THAT MAY BE TAKEN IN CONNECTION THEREWITH BY HIM OR ON HIS BEHALF OTHER THAN AS SET FORTH IN THE PROSPECTUS/PROXY STATEMENT, AS SUPPLEMENTED BY THIS SUPPLEMENT.

  2. In a letter dated May 2, 1996 addressed to the Company Board, ESL has indicated, among other things, its current plan to vote against the Reorganization and for the election of the Proponent at the Annual Meeting. THE FULL TEXT OF SUCH LETTER HAS BEEN FILED WITH THE COMMISSION BY ESL AS AMENDMENT NO. 11, DATED MAY 2, 1996, TO THE ESL 13D AND ALL INFORMATION IN THIS SUPPLEMENT WITH RESPECT TO SUCH LETTER IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SUCH LETTER.

  3. In its May 2, 1996 letter, ESL also set forth (among other things) its view that the Company should pursue a sale of its aircraft that are subject to leases with USAir, formally indicated its own interest in investigating an acquisition of such aircraft and requested that the Company provide ESL with relevant data so that ESL may begin due diligence as soon as possible. As indicated in the Prospectus/Proxy Supplement under "THE REORGANIZATION-- Certain Additional Information" and "STOCKHOLDER PROPOSAL," the analysis that has been performed to date by the Company's specialized investment banking firm regarding the feasibility of selling one or more of the Company's McDonnell Douglas MD-80 and/or Boeing 737-300 aircraft suggests that any transaction is unlikely under current market conditions and the Company Board has determined that there is no practical possibility of selling any of the Company's British Aerospace Bae 146-200 aircraft under present market conditions (the aircraft leased to USAir do not include any Boeing 737-300s). Nevertheless, the Company is discussing with ESL the Company's offer to provide relevant non-public information to ESL under a confidentiality agreement that is currently under negotiation and the Company Board will consider carefully any proposal ESL may make. There is no assurance that ESL will make any proposal or that any proposal it makes will be viewed by the Company Board as being viable and in the best interests of stockholders.

  4. As indicated in the Prospectus/Proxy Statement under "THE ANNUAL MEETING--Votes Required," the affirmative vote of a plurality of shares of Company Common Stock represented at the meeting in person or by proxy is required to elect any nominee for director. The Company Board has amended the Company Bylaws to clarify the relevant provision and confirm the foregoing. The Reorganization Agreement has been amended to provide (in Article II,
Section 7, of the Restated Bylaws of Holdings set forth as Appendix C to the Prospectus/Proxy Statement) for a corresponding amendment to the Holdings Bylaws that will be in effect at the Effective Time. Set forth below is the amended text of the relevant provisions of the Holdings Bylaws.

    SECTION 7. Voting. A nominee for election as a director of this
                       --------------------------------------------
  Corporation at a meeting of stockholders shall be elected if the holders of
  ---------------------------------------------------------------------------
  a plurality of the capital stock having voting power present in person or
  -------------------------------------------------------------------------
  represented by proxy at such meeting shall vote in favor of the election of
  ---------------------------------------------------------------------------
  such nominee. In all other matters, the vote of the holders of a majority
  --------------------------
  of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question. [Underscored language reflects text of amendment.]

- -------------------------------------------------------------------------------
                                                      RULE 424(b)(3) SUPPLEMENT

[LOGO OF PS GROUP INC.]
                                                                     Suite 1050
                                                    4370 La Jolla Village Drive
                                                             San Diego CA 92122
                                                                 (619) 642-2999

FIRST QUARTER REPORT MARCH 31, 1996

  PS Group, Inc. (PSG) reported net income for the first quarter of 1996 of $871,000--$.14 per share--compared to net income of $909,000--$.15 per share-- for 1995's first quarter. 1996 results were negatively affected by after-tax charges of $271,000--$.04 per share--related to: expenses for permanent removal of fuel distribution pipelines as a result of construction at the San Francisco International Airport, fees and expenses in connection with the proposed holding company reorganization to preserve PSG's tax benefits and the write-down of PSG's investment in U.S. Government securities as a result of recent higher interest rates. Partially offsetting these charges in 1996 is additional after-tax income of $200,000--$.03 per share--related to the final settlement of PSG's administrative claim in Pan Am's bankruptcy at a higher amount than originally estimated, plus the sale of 747 engine parts from inoperable engines returned by Pan Am related to the two 747 aircraft sold by PSG in 1995.

  1996 first quarter unconsolidated results for the parent company, PSG, which includes the leasing activity, were approximately the same as 1995. The increase in consolidated revenues in 1996 was generated by PS Trading (PST), PSG's fuel sales and distribution subsidiary. These added revenues resulted primarily from increased sales volume by PST's wholesale fuel marketing division. PST 1996 results were positively impacted by higher fuel prices in March, 1996. Excluding the pipeline removal expenses mentioned above, PST's first quarter 1996 results were improved over 1995. Fuel prices have continued to increase in the second quarter of 1996 and PST, as a holder of fuel inventory, is expected to benefit as a result. Statex, PSG's oil and gas production and development subsidiary, recorded higher net income in 1996, principally due to higher oil prices versus 1995.

  PSG has significant federal tax net operating loss carryforwards and investment tax credit carryforwards. Certain federal tax regulations could severely limit future usage of these tax benefits. These limitations would apply if there were a "calculated" 50% stock ownership change over a three year period ("ownership change"). The change in ownership calculation, which is complex, is heavily influenced by changes in shares held by owners of 5% or more of PSG stock. While a 50% stock ownership change over the three year measuring period preceding May 1, 1996 has not occurred (estimated cumulative change is in excess of 35%), future ownership changes, primarily involving present or future holders of 5% or more of PSG's shares, could result in a "calculated" ownership change. Generally, PSG has no control of purchases or sales by investors who acquire 5% or more of PSG shares. At PSG's 1996 Annual Meeting scheduled to be held on May 28, 1996, stockholders of PSG will have the opportunity to vote on a holding company reorganization transaction that would impose share transfer restrictions designed to help decrease the risk that an "ownership change" will occur. This quarterly report does not constitute an offering of the securities of the proposed new holding company, PS Group Holdings, Inc. Such offering is being made under the federal securities laws only pursuant to the prospectus/proxy statement, dated April 17, 1996, and the supplements thereto dated May 1 and May 14, 1996, distributed in connection with the 1996 Annual Meeting.

 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
 MARCH 31, 1996 AND DECEMBER 31, 1995
 (in thousands)

                            1996       1995
                       ---------  ---------
  ASSETS
  Current assets:
   Cash and cash
    equivalents         $  6,373   $  3,999
   Marketable
    securities             9,855     14,270
   Accounts and notes
    receivable            29,106     22,381
   Other current
    assets                18,188     13,128
                       ---------  ---------
   Total current
    assets                63,522     53,778
  Property and
   equipment, net         20,379     20,285
  Aircraft leased
   under operating
   leases, net           117,024    120,500
  Investment in
   aircraft financing
   leases                 91,682     97,004
  Other assets            13,970     14,404
                       ---------  ---------
                        $306,577   $305,971
                       =========  =========
  LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
  Current
   liabilities:
   Accounts payable     $  8,137   $  6,289
   Other current
    liabilities            7,263      6,040
   Current portion
    long-term
    obligations           22,748     19,244
                       ---------  ---------
   Total current
    liabilities           38,148     31,573
  Long-term
   obligations            95,687    103,365
  Deferred income
   taxes                  41,097     40,535
  Other liabilities        7,692      7,416
  Stockholders'
   equity:
   Common stock            6,068      6,068
   Additional paid-in
    capital               98,420     98,420
   Retained earnings      19,465     18,594
                       ---------  ---------
   Total
    stockholders'
    equity               123,953    123,082
                       ---------  ---------
                        $306,577   $305,971
                       =========  =========

- --------------------------------------------------------------------------------





 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 THREE MONTHS ENDED MARCH 31, 1996 AND 1995
 (in thousands, except per share amounts)

                              1996    1995
                          --------  --------
  Revenues:
   Fuel sales and
    distribution           $39,177   $25,849
   Oil and gas
    production &
    development              1,793     1,778
   Aircraft leasing          8,830     8,898
   Interest and other          317       562
                          --------  --------
                            50,117    37,087
                          --------  --------
  Costs and expenses:
   Cost of sales            39,732    26,469
   Depreciation,
    depletion and
    amortization             3,980     4,059
   General and
    administrative
    expenses                 1,283       985
   Interest expense          3,632     4,010
                          --------  --------
                            48,627    35,523
                          --------  --------
   Interest before taxes     1,490     1,564
   Provision for taxes         619       655
                          --------  --------
   Net income              $   871   $   909
                          ========  ========
  Net income per share     $   .14   $   .15
                          ========  ========
  Shares used in per
   share calculations        6,068     6,068
                          ========  ========